Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

Alliant Techsystems Inc.:

We hereby consent to the incorporation by reference in Registration Statement No. 333-82192 of Alliant Techsystems Inc. on Form S-8 of our report dated June 13, 2003, appearing in this Annual Report on Form 11-K of the Alliant Techsystems Inc. 401(k) Plan Subject to a Collective Bargaining Agreement for the year ended December 31, 2002.

/S/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

June 27, 2003